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                                  Exhibit 12.1
                           Park-Ohio Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands except ratio data)

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
                                                   Three Months Ended
                                                        March 31,                       Year Ended December 31,
                                                   -------------------  ----------------------------------------------------
                                                     1999       1998       1998       1997       1996       1995       1994
                                                     ----       ----       ----       ----       ----       ----       ----
Earnings from continuing
    operations before income taxes                 $ 7,637    $ 5,043    $22,820    $19,199    $14,753    $12,913    $ 6,652
Fixed Charges                                        6,290      4,757     20,840     11,495      8,787      7,192      2,370
Less Capitalized Interest                               --         --     (1,000)
                                                   -------    -------    -------    -------    -------    -------    -------
Earnings Available for Fixed Charges               $13,927    $ 9,800    $42,660    $30,694    $23,540    $20,105    $ 9,022
                                                   =======    =======    =======    =======    =======    =======    =======

Fixed Charges:
    Interest Component of Rent Expense             $   912    $   605    $ 2,352    $ 2,232    $ 1,584    $ 1,176    $   783
    Interest Expense                                 5,378      4,152     17,488      9,101      6,947      5,911      1,501
    Interest Capitalized                                --         --      1,000
    Amortization of Deferred Financing Costs            --(1)      --(1)      --(1)     162        256        105         86
                                                   -------    -------    -------    -------    -------    -------    -------
Total Fixed Charges                                $ 6,290    $ 4,757    $20,840    $11,495    $ 8,787    $ 7,192    $ 2,370
                                                   =======    =======    =======    =======    =======    =======    =======

Ratio of Earnings to Fixed Charges                     2.2x       2.0x       2.1x       2.7x       2.7x       2.8x       3.8x

(1) Included in interest expense
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